SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                          (Amendment No. 9)*
                                ------

                           HECHINGER COMPANY
                  ----------------------------------
                           (Name of Issuer)

            Class A Common Stock, par value $.10 per share
        ------------------------------------------------------
                    (Title of Class of Securities)

                              422 660 209
                  ----------------------------------
                            (CUSIP Number)

     Check the following box if a fee is being paid with this statement[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                   (Continued on following page(s))


                          Page 1 of 42 Pages
                                  ---

CUSIP No. 422660209               13G                            Page 2

------------------------------------------------------------------------------
(1) Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
    Above Persons

      John W. Hechinger
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only
------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                Power   11,495,608*
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   2,093,265**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      11,495,608**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      27.6%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209              13G                                   Page 3

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      June R. Hechinger
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only
------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                  -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                            --------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   2,093,265**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      2,093,265**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      6.3%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                                Page 4

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      John W. Hechinger, Jr.
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only
------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   ------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   11,495,608**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   4,115,612**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      11,495,608**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      27.6%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209               13G                               Page 5

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Deborah Hechinger
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   ------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   4,115,612**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      4,115,612**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      11.7%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                               Page 6

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      S. Ross Hechinger
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by
------------------------------------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   11,495,608**

------------------------------------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**

------------------------------------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,535,778**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      11,495,608**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      27.6%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                13G                                Page 7

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Susan L. Hechinger
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially               Power   0**
  Owned by                  -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,535,778*
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,535,778**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      10.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                 13G                              Page 8

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Nancy Hechinger Lowe
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,124,389**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,124,389**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      9.1**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                           13G                       Page 9

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Peter E. Lowe
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,124,389**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,124,389**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      9.1%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                              Page 10

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Sally Hechinger Rudoy
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,189,389**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,189,389**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      9.3%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                            Page 11

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Peter W. Rudoy
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   3,189,389**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      3,189,389**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      9.3%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                        Page 12

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      June Limited Partnership
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Maryland
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   2,627,786**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      2,627,786**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      7.7%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                             Page 13

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      JARSAN Associates Limited Partnership
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Maryland
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   215,330*
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      215,330**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                             Page 14

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Richard England
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,180,936**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,180,936**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                           Page 15

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Lois H. England
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,180,936**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,180,936**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                            Page 16

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Richard England, Jr.
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   2,064,372**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      2,064,372**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      6.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                    13G                             Page 17

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Diana England
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by
                             -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   2,064,372**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      2,064,372**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      6.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                            Page 18

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Joan England Akman
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by
------------------------------------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
------------------------------------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
------------------------------------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,430,789**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,430,789**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.4%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                    13G                             Page 19

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Larry A. Akman
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,430,789**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,430,789**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.4%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                             Page 20

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Isham Peugh
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   8,106**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   0**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      8,106**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1%*
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                             Page 21

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Catherine S. England
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      United States
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   209,860**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,386,455**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,596,315**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.9%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                  13G                               Page 22

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Lois Associates Limited Partnership
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Maryland
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   1,386,455**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      1,386,455**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      4.2%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                   13G                        Page 23

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      CARAN Associates Limited Partnership
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Maryland
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   15,330**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      15,330**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                    13G                        Page 24

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      Hechinger Share Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   406,585**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      406,585**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      1.3%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      00
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                    13G                         Page 25

------------------------------------------------------------------------------
(1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of
      Above Persons

      England Share Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member        (a)  /x/
      of a Group*                                  (b)  / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares             (5)  Sole Voting
  Beneficially                    Power   0**
  Owned by                   -------------------------------------------------
  Each Reporting             (6)  Shared Voting
  Person with                     Power   0**
                             -------------------------------------------------
                             (7)  Sole Dispositive
                                  Power   0**
                             -------------------------------------------------
                             (8)  Shared Dispositive
                                  Power   203,585**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      203,585**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1%
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      00
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660209                    13G                         Page 26
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      Alexis Hechinger Vlack Irrevocable Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member               (a) /x/
      of a Group*                                         (b) / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares                  (5)       Sole Voting
 Beneficially                               Power  0**
 Owned by                         --------------------------------------------
 Each Reporting                   (6)       Shared Voting
 Person with                                Power  0**
                                  --------------------------------------------
                                  (7)       Sole Dispositive
                                            Power  0**
                                  --------------------------------------------
                                  (8)       Shared Dispositive
                                            Power  8,888**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      8,888**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1.0%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      00
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                    13G                            Page 27
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      Molly Elizabeth Lowe Irrevocable Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member               (a) /x/
      of a Group*                                         (b) / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares                  (5)       Sole Voting
 Beneficially                               Power  0**
 Owned by                         --------------------------------------------
 Each Reporting                   (6)       Shared Voting
 Person with                                Power  0**
                                  --------------------------------------------
                                  (7)       Sole Dispositive
                                            Power  0**
                                  --------------------------------------------
                                  (8)       Shared Dispositive
                                            Power 12,888**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      12,888**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1.0%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      00
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                    13G                         Page 28
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      Jamie A. Hechinger Trust
-----------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member               (a) /x/
      of a Group*                                         (b) / /
-----------------------------------------------------------------------------
(3)   SEC Use Only

-----------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
-----------------------------------------------------------------------------
Number of Shares                  (5)       Sole Voting
 Beneficially                               Power  0**
 Owned by                         --------------------------------------------
 Each Reporting                   (6)       Shared Voting
 Person with                                Power  0**
                                  --------------------------------------------
                                  (7)       Sole Dispositive
                                            Power  0**
                                  --------------------------------------------
                                  (8)       Shared Dispositive
                                            Power  30,000**
-----------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      30,000**
-----------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1.0% **
-----------------------------------------------------------------------------
(12)  Type of Reporting Person*
      OO
-----------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                    13G                         Page 29
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      Kathryn J. Hechinger Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member               (a) /x/
      of a Group*                                         (b) / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares                  (5)       Sole Voting
 Beneficially                               Power  0**
 Owned by                         --------------------------------------------
 Each Reporting                   (6)       Shared Voting
 Person with                                Power  0**
                                  --------------------------------------------
                                  (7)       Sole Dispositive
                                            Power  0**
                                  --------------------------------------------
                                  (8)       Shared Dispositive
                                            Power  30,000**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      30,000**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1.0%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      OO
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                   13G                           Page 30
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      John A. Hechinger Trust
------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member               (a) /x/
      of a Group*                                         (b) / /
------------------------------------------------------------------------------
(3)   SEC Use Only

------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization
      Not Applicable
------------------------------------------------------------------------------
Number of Shares                  (5)       Sole Voting
 Beneficially                               Power  0**
 Owned by                         --------------------------------------------
 Each Reporting                   (6)       Shared Voting
 Person with                                Power  0**
                                  --------------------------------------------
                                  (7)       Sole Dispositive
                                            Power  0**
                                  --------------------------------------------
                                  (8)       Shared Dispositive
                                            Power  30,000**
------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person
      30,000**
------------------------------------------------------------------------------
(10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)  Percent of Class Represented by Amount in Row (9)
      less than 1.0%**
------------------------------------------------------------------------------
(12)  Type of Reporting Person*
      OO
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

                                                               Page 31
                  SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, DC 20549

                  ----------------------------------

                             SCHEDULE 13G

                  ----------------------------------


ITEM 1(A).    NAME OF ISSUER.

      Hechinger Company

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The address of the issuer's principal executive offices is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEM 2(A).    NAME OF PERSON FILING.

     The following members of the family of John W. Hechinger and entities wholly owned by members of such family are filing this Amendment No. 9 to Schedule 13G (this "Amendment"): John W. Hechinger, June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, S. Ross Hechinger, Susan L. Hechinger, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter W. Rudoy, June Limited Partnership and JARSAN Associates Limited Partnership. The following members of the family of Richard England and entities wholly owned by members of such family are filing this Amendment: Richard England, Lois H. England, Richard England, Jr., Diana England, Joan England Akman, Larry A. Akman, Catherine S. England, Lois Associates Limited Partnership and CARAN Associates Limited Partnership. Isham Peugh, formerly the spouse of Catherine S. England, is also filing this Amendment. In addition, the Hechinger Share Trust, the England Share Trust, the Alexis Hechinger Vlack Irrevocable Trust, the Molly Elizabeth Lowe Irrevocable Trust, the Jamie A. Hechinger Trust, the Kathryn J. Hechinger Trust and the John A. Hechinger Trust are filing this Amendment.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE AND, IF NONE, RESIDENCE.

     The address to be used in connection with communications relating to this Amendment is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEM 2(C).    CITIZENSHIP.

     Each natural person filing this Amendment is a citizen of the United States. Each of Lois Associates Limited Partnership, CARAN Associates Limited Partnership, June Limited Partnership and JARSAN Associates Limited Partnership is a limited partnership organized under the laws of the State of Maryland. Item 2(C) is not applicable to the Hechinger Share Trust, the England Share Trust, the Alexis Hechinger Vlack Irrevocable Trust, the Molly Elizabeth Lowe Irrevocable Trust, the Jamie A. Hechinger Trust, the Kathryn J. Hechinger Trust and the John A. Hechinger Trust.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

      Class A Common Stock, par value $.10 per share.

     Each share of the Company's Class B Common Stock, par value $.10 per share (each such share being hereinafter referred to as a "Class B Share"), is convertible at any time by the holder thereof into one share of the Company's Class A Common Stock (each share of Class A Common Stock being hereinafter referred to as a "Class A Share"). Accordingly, pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, the Class B Shares beneficially owned by the persons filing this Amendment have been included in calculating the number and percentage of Class A Shares beneficially owned by such persons.

ITEM 2(E).    CUSIP NUMBER.

      422 660 209

ITEM 3.       Unchanged.

ITEM 4.       OWNERSHIP.

      (a)  Amount Beneficially Owned:

      See Schedule A.

      (b)  Percent of Class:

      See Schedule A.

     (c) Number of shares as to which each person filing this Amendment has (i) sole power to vote or direct the vote; (ii) shared power to vote or direct the vote; (iii) sole power to dispose or direct the disposition; or (iv) shared power to dispose or direct the disposition:

      See Schedule A.

ITEMS 5, 6 AND 7.  Unchanged.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      See Schedule A.

ITEMS 9 and 10.  Unchanged.

                               SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                  February 14, 1997


                                  /s/ John W. Hechinger
                                  -------------------------------
                                  John W. Hechinger*


                                  /s/ Joan Englan Akman
                                  -------------------------------
                                  Joan England Akman**





---------------------------

* John W. Hechinger is executing this Amendment on his own behalf and as Attorney-in-Fact on behalf of the following reporting persons:
June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, S. Ross Hechinger, Susan L. Hechinger, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter W. Rudoy, June Limited Partnership, JARSAN Associates Limited Partnership, the Hechinger Family Trust, the Alexis Hechinger Vlack Irrevocable Trust, the Molly Elizabeth Lowe Irrevocable Trust, the Jamie A. Hechinger Trust, the Kathryn J. Hechinger Trust and the John A. Hechinger Trust.

**      Joan England Akman is executing this Amendment on her own
behalf and as Attorney-in-Fact on behalf of the following reporting persons: Richard England, Lois H. England, Richard England, Jr., Diana England, Larry A. Akman, Isham Peugh, Catherine S. England, Lois Associates Limited Partnership, CARAN Associates Limited Partnership and the England Share Trust.

The relevant Powers of Attorney are incorporated by reference to Amendments Nos. 2, 3 and 4 to the Schedule 13G relating to the issuer's Class A Common Stock, which amendments were filed with the Securities and Exchange Commission on September 26, 1990, February 14, 1991, and February 13, 1992, respectively.

                              SCHEDULE A


                BENEFICIAL OWNERSHIP OF CLASS A SHARES


     In the following table, (a) each reference to the number of Class A Shares beneficially owned by a reporting person is the sum of (i) the number of Class A Shares beneficially owned outright by such reporting person for purposes of this Amendment as of December 31, 1996, (ii) the number of Class A Shares issuable upon conversion of all the Class B Shares beneficially owned by such reporting person as of December 31, 1996 and (iii) the number of Class A Shares issuable upon exercise of all options held by such reporting person as of December 31, 1996, that were exercisable prior to March 2, 1997, and
(b) each reference to the percentage of Class A Shares beneficially owned by a reporting person is calculated using (i) the 31,401,731 Class A Shares outstanding as of December 31, 1996, (ii) the number of Class A Shares issuable upon conversion of all the Class B Shares beneficially owned by such reporting person as of December 31, 1996, and (iii) the number of Class A Shares issuable upon exercise of all options held by such reporting person as of December 31, 1996, that were exercisable prior to March 2, 1997. The footnotes to the following table describe, among other things, the extent to which each reporting person disclaims beneficial ownership of the Class A Shares set forth opposite such reporting person's name in such table.



                                                                    Number of Class A Shares as to
                                                                      Which Reporting Person Has
                              Aggregate
                              Number of      Percentage
                               Class A           of
                                Shares      Outstanding       Sole        Shared        Sole        Shared
                             Beneficially     Class A       Power to     Power to     Power to     Power to
Reporting Person 1/             Owned          Shares         Vote         Vote       Dispose      Dispose
John W. Hechinger 2/            11,495,608     27.6%           0         11,495,608      0       2,093,265
June R. Hechinger 3/             2,093,265      6.3%           0                  0      0       2,093,265
John W. Hechinger, Jr. 4/       11,495,608     27.6%           0         11,495,608      0       4,115,612
Deborah Hechinger 5/             3,535,778     11.7%           0                  0      0       4,115,612
S. Ross Hechinger 6/            11,495,608     27.6%           0         11,495,608      0       3,535,778
Susan L. Hechinger 7/            3,535,778     10.2%           0                  0      0       3,535,778
Nancy Hechinger Lowe 8/          3,124,389      9.1%           0                  0      0       3,124,389
Peter E. Lowe 9/                 3,124,389      9.1%           0                  0      0       3,124,389

                                                               Page 35

                                                                    Number of Class A Shares as to
                                                                      Which Reporting Person Has
                              Aggregate
                              Number of      Percentage
                               Class A           of
                                Shares      Outstanding       Sole        Shared        Sole        Shared
                             Beneficially     Class A       Power to     Power to     Power to     Power to
Reporting Person 1/             Owned          Shares         Vote         Vote       Dispose      Dispose
Sally Hechinger Rudoy 10/        3,189,389      9.3%           0       0                 0          3,189,389
Peter W. Rudoy 11/               3,189,389      9.3%           0       0                 0          3,189,389
June Limited
Partnership 12/                  2,627,786      7.7%           0       0                 0          2,627,786
JARSAN Associates
Limited Partnership 13/            215,330       *             0       0                 0            215,330
Richard England 14/              1,180,936      4.2%           0       0                 0          1,180,936
Lois H. England 15/              1,180,936      4.2%           0       0                 0          1,180,936
Richard England, Jr. 16/         2,064,372      6.2%           0       0                 0          2,064,372
Diana England 17/                2,064,372      6.2%           0       0                 0          2,064,372
Joan England Akman 18/           1,430,789      4.4%           0       0                 0          1,430,789
Larry A. Akman 19/               1,430,789      4.4%           0       0                 0          1,430,789
Isham Peugh 20/                      8,106       *             0       0               8,106                0
Catherine S. England 21/         1,596,315      4.9%           0       0              209,860       1,386,455
Lois Associates
Limited Partnership 22/          1,386,455      4.2%           0       0                 0          1,386,455
CARAN Associates
Limited Partnership 23/             15,330       *             0       0                 0             15,330
Hechinger Share
Trust 24/                          406,585      1.3%           0       0                 0            406,585
England Share
Trust 25/                          203,585       *             0       0                 0            203,585
Alexis Hechinger Vlack
Irrevocable Trust 26/                8,888       *             0       0                 0              8,888
Molly Elizabeth Lowe
Irrevocable Trust 27/               12,888       *             0       0                 0             12,888
Jamie A. Hechinger
Trust 28/                           30,000       *             0       0                 0             30,000
Kathryn J. Hechinger
Trust 29/                           30,000       *             0       0                 0             30,000
John A. Hechinger
Trust 30/                           30,000       *             0       0                 0             30,000


* Less than 1%.


As of December 31, 1996, the reporting persons beneficially owned an aggregate of 11,495,608 Class A Shares (which include 9,605,249 Class B Shares convertible at any time into an equal number of Class A Shares and 649,845 Class A Shares issuable upon the exercise of options), representing 27.6% of the sum of (a) the 31,401,731 Class A Shares outstanding as of December 31, 1996, (b) the 9,605,249 Class B Shares beneficially owned in the aggregate by the reporting persons as of December 31, 1996, and (c) the 649,845 Class A Shares issuable upon exercise of all options held by the reporting persons as of December 31, 1996, that were exercisable prior to March 2, 1997.

                                                               Page 36
FOOTNOTES

1/ The numbers and percentages of Class A Shares (including Class B Shares convertible into Class A Shares) shown in the table as beneficially owned by the reporting persons reflect multiple counting of Class A Shares to the extent that the beneficial ownership thereof is attributable to more than one reporting person in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For example, each of John W. Hechinger, John W. Hechinger, Jr., and S. Ross Hechinger (each, a "Voter") is deemed to beneficially own the 11,495,608 Class A Shares (which include 9,605,249 Class B Shares convertible at any time into an equal number of Class A Shares and 649,845 Class A Shares issuable upon exercise of options) which the Voters hold a proxy to vote pursuant to a voting agreement with members of the Hechinger and England families and entities controlled by them. As an additional example, the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June Limited Partnership are all deemed to be beneficially owned by (a) each of Nancy Hechinger Lowe and Sally Hechinger Rudoy, as a general partner of June Limited Partnership, (b) each of John W. Hechinger, Jr., and S. Ross Hechinger, as a general partner of June Limited Partnership and a Voter, (c) each of Deborah Hechinger, Susan L. Hechinger, Peter E. Lowe and Peter W. Rudoy, as the spouse of a general partner of June Limited Partnership and (d) John W. Hechinger, as a Voter.

2/ The number and percentage of Class A Shares shown in the table as beneficially owned by John W. Hechinger include the 11,495,608 Class A Shares (which include 9,605,249 Class B Shares convertible at any time into an equal number of Class A Shares and 649,845 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger, Jr., and S. Ross Hechinger, John W. Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

     The number of Class A Shares shown in the table as to which John W. Hechinger shares dispositive power includes (a) the 1,121,919 Class A Shares (which include 1,052,836 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by John W. Hechinger, (b) the 8,000 Class A Shares issuable upon exercise of all options held by John W. Hechinger that were exercisable prior to March 2, 1997, and (c) the 406,585 Class A Shares (which include 340,586
Class B Shares convertible at any time into an equal number of Class A Shares) held by the Hechinger Share Trust for the primary benefit of the Hechinger family. John W. Hechinger is the only trustee of the Hechinger Share Trust. John W. Hechinger disclaims beneficial ownership of all shares so held by the Hechinger Share Trust.

     The number of Class A Shares shown in the table as to which John W. Hechinger shares dispositive power also includes the 556,761 Class A Shares (which include 489,917 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, June R. Hechinger. John W. Hechinger disclaims beneficial ownership of such 556,761 Class A Shares.

3/ The number and percentage of Class A Shares shown in the table as beneficially owned by June R. Hechinger include (a) the 556,761 Class A Shares (which include 489,917 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June R. Hechinger and (b) the 1,536,504 Class A Shares (which include 1,393,422 Class B Shares convertible at any time into an equal number of Class A Shares) as to which her spouse, John W. Hechinger, shares dispositive power as described in the first sentence of the second paragraph of footnote 2. June R. Hechinger disclaims beneficial ownership of such 1,536,504 Class A Shares.

4/ The number and percentage of Class A Shares shown in the table as beneficially owned by John W. Hechinger, Jr., include the 11,495,608 Class A Shares (which include 9,605,249 Class B Shares convertible at any time into an equal number of Class A Shares and 649,845 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger and S. Ross Hechinger, John W. Hechinger, Jr., holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

     The number of Class A Shares shown in the table as to which John
W. Hechinger, Jr., shares dispositive power includes (a) the 464,256 Class A Shares (which include 376,566 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by John
W. Hechinger, Jr., (b) the 571,554 Class A Shares issuable upon exercise of all options held by John W. Hechinger, Jr., that were exercisable prior to March 2, 1997, (c) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which John W. Hechinger, Jr., a general partner of June Limited Partnership, shares dispositive power with S. Ross Hechinger, Nancy Hechinger Lowe and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (d) the 215,330 Class A Shares (which are 215,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by JARSAN Associates, as to which John W. Hechinger, Jr., a managing general partner of JARSAN Associates, shares dispositive power with S. Ross Hechinger, the only other managing general partner of JARSAN Associates. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by June Limited Partnership or JARSAN Associates except to the extent of his partnership interests in such entities.

     In addition, the number of Class A Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power includes (a) the 16,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for Kathryn J. Hechinger, (b) the 16,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for Jamie A. Hechinger and (c) the 16,056 Class A Shares (which include 9,365 Class B Shares convertible at any time into an equal number of Class A Shares) held by John W. Hechinger, Jr., as custodian for John A. Hechinger. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by him as custodian for Kathryn J. Hechinger, Jamie A. Hechinger or John
A. Hechinger.

     The number of Class A Shares shown in the table as to which John
W. Hechinger, Jr., shares dispositive power also includes (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, Deborah Hechinger and (b) the 90,000 Class A Shares (which are 90,000 Class B Shares convertible at any time into an equal number of Class A Shares) held by Deborah Hechinger as trustee for her children. John W. Hechinger, Jr., disclaims beneficial ownership of such 8,518 and 90,000 shares.

5/ The number and percentage of Class A Shares shown in the table as beneficially owned by Deborah Hechinger include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Deborah Hechinger, (b) the 3,927,094 Class A Shares (which include 3,221,220 Class B Shares convertible at any time into an equal number of Class A Shares and 571,5554 Class A Shares issuable upon exercise of options) as to which her spouse, John W. Hechinger, Jr., shares dispositive power as described in the second and third paragraphs of footnote 4 and (c) the 90,000 Class A Shares (which are 90,000 Class B Shares convertible at any time into an equal number of Class A Shares) held by Deborah Hechinger as trustee for her children. Deborah Hechinger disclaims beneficial ownership of such 3,927,094 and 90,000 Class A Shares.

6/ The number and percentage of Class A Shares shown in the table as beneficially owned by S. Ross Hechinger include the 11,495,608 Class A Shares (which include 9,605,249 Class B Shares convertible at any time into an equal number of Class A Shares and 649,845 Class A Shares issuable upon exercise of options) which, together with John W. Hechinger and John W. Hechinger, Jr., S. Ross Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

     The number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power includes (a) the 570,299 Class A Shares (which include 471,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by S. Ross Hechinger, (b) the 70,291 Class A Shares issuable upon exercise of all options held by S. Ross Hechinger that were exercisable prior to March 2, 1997, (c) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which S. Ross Hechinger, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., Nancy Hechinger Lowe and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (d) the 215,330 Class A Shares (which are 215,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by JARSAN Associates, as to which S. Ross Hechinger, a managing general partner of JARSAN Associates, shares dispositive power with John W. Hechinger, Jr., the only other managing general partner of JARSAN Associates. S. Ross Hechinger disclaims beneficial ownership of all shares held by June Limited Partnership or JARSAN Associates except to the extent of his partnership interests in such entities.

     In addition, the number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power includes (a) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Scott R. Hechinger, (b) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Matthew S. Hechinger and (c) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by S. Ross Hechinger as custodian for Amanda F. Hechinger. S. Ross Hechinger disclaims beneficial ownership of all shares held by him as custodian for Scott R. Hechinger, Matthew S. Hechinger or Amanda F. Hechinger.

     The number of Class A Shares shown in the table as to which S. Ross Hechinger shares dispositive power also includes the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by his spouse, Susan L. Hechinger. S. Ross Hechinger disclaims beneficial ownership of such 8,518 Class A Shares.

7/ The number and percentage of Class A Shares shown in the table as beneficially owned by Susan L. Hechinger include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Susan L. Hechinger and (b) the 3,527,260 Class A Shares (which include 3,311,220 Class B Shares convertible at any time into an equal number of Class A Shares and 70,291 Class A Shares issuable upon exercise of options) as to which her spouse, S. Ross Hechinger, shares dispositive power as described in the second and third paragraphs of footnote 6. Susan L. Hechinger disclaims beneficial ownership of such 3,527,260 Class A Shares.

8/ The number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (a) the 441,273 Class A Shares (which include 323,404 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Nancy Hechinger Lowe and (b) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which Nancy Hechinger Lowe, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of her partnership interest in June Limited Partnership.

     In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (a) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Nancy Hechinger Lowe as custodian for Alexis H. Vlack, (b) the 10,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into a equal number of Class A Shares) held by Nancy Hechinger Lowe as custodian for Molly E. Lowe and (c) the 4,000 Class A Shares held by Nancy Hechinger Lowe as trustee for Molly E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by her as custodian or trustee for Alexis H. Vlack or Molly E. Lowe.

     The number and percentage of Class A Shares shown in the table as beneficially owned by Nancy Hechinger Lowe also include the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by her spouse, Peter E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of such 8,518 Class A Shares.

9/ The number and percentage of Class A Shares shown in the table as beneficially owned by Peter E. Lowe include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Peter E. Lowe and (b) the 3,098,095 Class A Shares (which include 2,940,287 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Nancy Hechinger Lowe, as described in the first two paragraphs of footnote 8. Peter E. Lowe disclaims beneficial ownership of such 3,098,095 Class A Shares.

10/ The number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (a) the 454,049 Class A Shares (which include 271,180 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Sally Hechinger Rudoy and (b) the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held by June Limited Partnership, as to which Sally Hechinger Rudoy, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Nancy Hechinger Lowe, the only other general partners of June Limited Partnership. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of her partnership interest in June Limited Partnership.

     In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (a) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Sally Hechinger Rudoy as custodian for Jesse N. Rudoy and (b) the 14,518 Class A Shares (which include 7,827 Class B Shares convertible at any time into an equal number of Class A Shares) held by Sally Hechinger Rudoy as custodian for Charles H. Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by her as custodian for Jesse N. Rudoy or Charles H. Rudoy.

     The number and percentage of Class A Shares shown in the table as beneficially owned by Sally Hechinger Rudoy also include the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by her spouse, Peter W. Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of such 8,518 Class A Shares.

11/ The number and percentage of Class A Shares shown in the table as beneficially owned by Peter W. Rudoy include (a) the 8,518 Class A Shares (which include 5,827 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Peter Rudoy and (b) the 3,110,871 Class A Shares (which include 2,888,063 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Sally Hechinger Rudoy, as described in the first two paragraphs of footnote 10. Peter W. Rudoy disclaims beneficial ownership of such 3,110,871 Class A Shares.

12/ The number and percentage of Class A Shares shown in the table as beneficially owned by June Limited Partnership are the 2,627,786 Class A Shares (which include 2,601,229 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by June Limited Partnership. As a general matter, dispositive power over all such shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in June Limited Partnership. The only general partners of June Limited Partnership are John W. Hechinger, Jr., Nancy Hechinger Lowe, S. Ross Hechinger and Sally Hechinger Rudoy, and the only other partners of June Limited Partnership are John W. Hechinger and June R. Hechinger.

13/ The number and percentage of Class A Shares shown in the table as beneficially owned by JARSAN Associates are the 215,330 Class A Shares (which are 215,330 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by JARSAN Associates. As a general matter, dispositive power over all such shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of JARSAN Associates must be approved by all the partners of JARSAN Associates. The only managing general partners of JARSAN Associates are John W. Hechinger, Jr., and S. Ross Hechinger, and the only other partners of JARSAN Associates are Nancy Hechinger Lowe and Sally Hechinger Rudoy.

14/ The number and percentage of Class A Shares shown in the table as beneficially owned by Richard England include (a) the 590,468 Class A Shares (which are 590,468 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Richard England and (b) the 590,468 Class A Shares (which are the 590,468 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Lois H. England, as described in the first paragraph of footnote 15. Richard England disclaims beneficial ownership of such 590,468 Class A Shares owned by Lois H. England.

15/ The number and percentage of Class A Shares shown in the table as beneficially owned by Lois H. England include (a) the 590,468 Class A Shares (which are 590,468 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Lois H. England and (b) the 203,585 Class A Shares held by the England Share Trust for the primary benefit of the England family. Lois H. England is only trustee of the England Share Trust. Lois H. England disclaims beneficial ownership of all shares so held by the England Share Trust.

     The number and percentage of Class A Shares shown in the table as beneficially owned by Lois H. England also include the 590,468 Class A Shares (which are 590,468 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by her spouse, Richard England, as described in footnote 14. Lois H. England disclaims beneficial ownership of such 590,468 Class A Shares.

16/ The number and percentage of Class A Shares shown in the table as beneficially owned by Richard England, Jr., include (a) the 662,587 Class A Shares (which include 581,722 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Richard England, Jr., (b) the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Richard England, Jr., a general partner of Lois Associates, shares dispositive power with Joan England Akman and Catherine S. England, the only other general partners of Lois Associates, and (c) the 15,330 Class A Shares (which are 15,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by CARAN Associates, as to which Richard England, Jr., a managing general partner of CARAN Associates, shares dispositive power with Joan England Akman, the only other managing general partner of CARAN Associates. Richard England, Jr., disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of his partnership interests in such entities.

17/ The number and percentage of Class A Shares shown in the table as beneficially owned by Diana England are the 2,064,372 Class A Shares (which include 1,983,507 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by her spouse, Richard England, Jr., as described in footnote 16. Diana England disclaims beneficial ownership of such 2,064,372 Class A Shares.

18/ The number and percentage of Class A Shares shown in the table as beneficially owned by Joan England Akman include (a) the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Joan England Akman, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Catherine S. England, the only other general partners of Lois Associates, and (b) the 15,330 Class A Shares (which are 15,330 Class B Shares convertible at any time into an equal number of Class A Shares) held by CARAN Associates, as to which Joan England Akman, a managing general partner of CARAN Associates, shares dispositive power with Richard England, Jr., the only other managing general partner of CARAN Associates. Joan England Akman disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of her partnership interests in such entities.

     In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Joan England Akman include (a) the 9,668 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Sara England Akman, (b) the 9,668 Class A Shares (which include 3,005 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Jonathan England Akman and (c) the 9,668 Class A Shares (which include 1,150 Class B Shares convertible at any time into an equal number of Class A Shares) held by Joan England Akman as custodian for Alex England Akman. Joan England Akman disclaims beneficial ownership of all shares held by her as custodian for Sara England Akman, Jonathan England Akman or Alex England Akman.

19/ The number and percentage of Class A Shares shown in the table as beneficially owned by Larry A. Akman are the 1,430,789 Class A Shares (which include 1,412,655 Class B Shares convertible at any time into an equal number of Class A Shares) beneficially owned by his spouse, Joan England Akman, as described in footnote 18. Larry A. Akman disclaims beneficial ownership of such 1,430,789 Class A Shares.

20/ The number and percentage of Class A Shares shown in the table as beneficially owned by Isham Peugh are the 8,106 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Isham Peugh. The number and percentage of Class A Shares shown in the table as beneficially owned by Isham Peugh do not include the Class A Shares (including all Class B shares) beneficially owned by his former spouse, Catherine S. England, as described in the first two paragraphs of footnote 21.

21/ The number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England include (a) the 190,524 Class A Shares (which include 59,160 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Catherine S. England, (b) the 9,668 Class A Shares (which include 6,715 Class B Shares convertible at any time into an equal number of Class A Shares) held by Catherine S. England as custodian for Evan Peugh and (c) the 9,668 Class A Shares (which include 1,150 Class B Shares convertible at any time into an equal number of Class A Shares) held by Catherine S. England as custodian for Ryan Peugh. Catherine S. England disclaims beneficial ownership of all shares held by her as custodian for Evan Peugh or Ryan Peugh.

     In addition, the number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England include the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held by Lois Associates, as to which Catherine S. England, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Joan England Akman, the only other general partners of Lois Associates. Catherine S. England disclaims beneficial ownership of all shares held by Lois Associates except to the extent of her partnership interest in Lois Associates.

     The number and percentage of Class A Shares shown in the table as beneficially owned by Catherine S. England do not include the Class A Shares (including all Class B Shares) beneficially owned by her former spouse, Isham Peugh, as described in footnote 20.

22/ The number and percentage of Class A Shares shown in the table as beneficially owned by Lois Associates are the 1,386,455 Class A Shares (which are 1,386,455 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by Lois Associates. As a general matter, dispositive power over all such shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in Lois Associates. The only general partners of Lois Associates are Richard England, Jr., Joan England Akman and Catherine S. England.

23/ The number and percentage of Class A Shares shown in the table as beneficially owned by CARAN Associates are the 15,330 Class A Shares (which are 15,330 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by CARAN Associates. As a general matter, dispositive power over all such shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of CARAN Associates must be approved by all the partners of CARAN Associates. The only managing general partners of CARAN Associates are Richard England, Jr., and Joan England Akman, and the only other partner of CARAN Associates is Catherine S. England.

24/ The number and percentage of Class A Shares shown in the table as beneficially owned by the Hechinger Share Trust are the 406,585 Class A Shares (which include 340,586 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Hechinger Share Trust. John W. Hechinger is the only trustee of the Hechinger Share Trust.

25/ The number and percentage of Class A Shares shown in the table as beneficially owned by the England Share Trust are the 203,585 Class A Shares held directly by the England Share Trust. Lois H. England is the only trustee of the England Share Trust.

26/ The number and percentage of Class A Shares shown in the table as beneficially owned by the Alexis Hechinger Vlack Irrevocable Trust are the 8,888 Class A Shares (wich are the 8,888 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Alexis Hechinger Vlack Irrevocable Trust. Nancy Hechinger Lowe is the only trustee of the Alexis Hechinger Vlack Irrevocable Trust.

27/ The number and percentage of Class A Shares shown in the table as beneficially owned by the Molly Elizabeth Lowe Irrevocable Trust are the 12,888 Class A Shares (which include 8,888 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Molly Elizabeth Lowe Irrevocable Trust. Nancy
Hechinger Lowe is the only trustee of the Molly Elizabeth Lowe
Irrevocable Trust.

28/ The number and percentage of Class A Shares shown in the table as beneficially owned by the Jamie A. Hechinger Trust are the 30,000 Class A Shares (which are the 30,000 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Jamie A. Hechinger Trust. Deborah Hechinger is the only trustee of the Jamie A. Hechinger Trust.

29/ The number and percentage of Class A Shares shown in the table as beneficially owned by the Kathryn J. Hechinger Trust are the 30,000 Class A Shares (which are the 30,000 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the Kathryn J. Hechinger Trust. Deborah Hechinger is the only trustee of the Kathryn J. Hechinger Trust.

30/ The number and percentage of Class A Shares shown in the table as beneficially owned by the John A. Hechinger Trust are the 30,000 Class A Shares (which are the 30,000 Class B Shares convertible at any time into an equal number of Class A Shares) held directly by the John A. Hechinger Trust. Deborah Hechinger is the only trustee of the John A. Hechinger Trust.